EXHIBIT 22.1

                     SCHEDULE OF SUBSIDIARIES OF THE COMPANY



                                                    Jurisdiction of       Parent        Percentage
Subsidiary                                          Incorporation       Corporation     Ownership
Oasis Hotel, Resorts & Casino III ("Oasis III")     Nevada              Company            100%
Cleopatra Palace Resorts and Casinos Limited        United Kingdom      Company             75%
("CPRC")
Cleopatra Cap Gammarth Limited ("CCGL")(1)          Ireland             CPRC                90%
Cleopatra's World Inc. ("CWI")                      British Virgin      CPRC                90%
                                                    Islands
NuOasis Resorts & Casinos N.V.(1)                   Netherlands         Company             80%
                                                    Antilles


(1)  In organization: capital stock not issued at June 30, 1999.